Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Acme Packet, Inc. Amended and Restated 2000 Equity Incentive Plan, the 2006 Equity Incentive Plan and the 2006 Director Option Plan of our report dated May 31, 2006, with respect to the consolidated financial statements of Acme Packet, Inc. as of December 31, 2005 and for each of the three years in the period ended December 31, 2005 included in its Registration Statement (Form S-1 No. 333-134683) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, Massachusetts
November 3, 2006